Exhibit 5.1
[Jones Walker Letterhead]
June 16, 2011
CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
Ladies and Gentlemen:
     We have acted as special counsel for CenturyLink, Inc., a Louisiana corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of 7.60% Senior Notes, Series P, due 2039, $350,000,000 aggregate principal amount of 5.15% Senior Notes, Series R, due 2017, and $1,250,000,000 aggregate principal amount of 6.45% Senior Notes, Series S, due 2021 of the Company (collectively, the “Notes”), pursuant to the Underwriting Agreement, dated as of June 9, 2011 (the “Underwriting Agreement”), entered into by and among the Company and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as underwriters (collectively, the “Underwriters”). The Notes will be issued pursuant to the Indenture, dated as of March 31, 1994 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), between the Company and Regions Bank (successor to Regions Bank of Louisiana and First American Bank & Trust of Louisiana), as trustee (the “Trustee”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In conducting our examination, we have assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, the due authorization, execution and delivery of all documents by all parties other than the Company, and the validity, binding effect and enforceability thereof on all such parties. As to questions of fact material to this opinion, we have relied upon (i) the accuracy of certificates and other comparable documents of officers and representatives of the Company, (ii) representations and warranties made by the Company in the Underwriting Agreement (other than representations and warranties as to legal matters that are the subject of this opinion), (iii) statements made to us in discussions with the Company’s management and (iv) certificates of public officials.
     Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when they are duly

CenturyLink, Inc.
June 16, 2011

authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.
     For purposes of the opinion expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has duly authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     The opinion expressed herein is limited to the laws of the State of Louisiana as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333- 157188) (the “Registration Statement”), filed by the Company to register securities under the Securities Act of 1933 (the “Act”), and to the reference to Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, under the caption “Legal Matters” in the prospectus supplement describing the Notes and constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     Our opinion is expressly limited to the matters set forth above. We render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Underwriting Agreement, the Indenture, the Notes or any of the transactions contemplated or discussed thereunder.
Very truly yours,
JONES, WALKER, WAECHTER, POITEVENT,
     CARRÈRE & DENÈGRE, L.L.P.
/s/ Jones, Walker, Waechter, Poitevent,
          Carrère & Denègre, L.L.P.